EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, entered into and made effective this 12th day of October, 2016,

BETWEEN:

BriaCell Therapeutics Corp., a company incorporated under the laws of Delaware and having its office at 820 Heinz Avenue, Berkeley, CA, USA, 94710

(the “Company”)

AND:

Dr. William V. Williams, an individual residing at 620 South Eagle Road, Havertown, PA 19083

(the “Executive”)

WHEREAS the Company wishes to employ the Executive as President and Chief Executive Officer of the Company and the Executive now wish to continue this relationship and formalize the terms of employment (the “Employment”) on the terms and conditions hereinafter set forth,

AND WHEREAS the Executive will commence employment with the Company on the 31st day of October, 2016,

AND WHEREAS on or about November 2014, Ansell Capital Corp which was renamed BriaCell Therapeutics Corp (“Parent Company”) acquired all of the issued and outstanding securities of the Company and the Company has become a wholly-owned subsidiary of the Parent Company, which is publically traded on the Toronto Stock Exchange Venture (“TSX-V’’).

In consideration of the mutual covenants and agreements contained herein the parties hereto covenant and agree as follows:

1.	ENGAGEMENT

1.1	The term of this Agreement and the employment of the Executive (the “Period of Engagement”) shall be for one (1) year provided that:

(a)	the Company may terminate this Agreement and the Employment at any time as set out in Section 7 hereof; and

(b)	the Executive may terminate this Agreement and the Employment at any time as set out in Section 7.1(e).

(c)	If the Period of Engagement is not terminated or a new contract is not entered into upon its expiration, this Agreement shall continue in full force and effect, and may be terminated by either party on no less than thirty (30) days’ advance written notice.

2.	DUTIES

2.1	The Executive will be responsible for performing those duties that are customarily performed by a chief executive officer for a public company with its shares listed on a recognized exchange in Canada or elsewhere, at the direction of the Board of Directors of the Parent Company (the “Board”), which will include but are not limited to the duties set out in Schedule “A”.

2.2	The Executive acknowledges and agrees that, in the course of carrying out, performing and fulfilling his duties under this Agreement, the Executive will be acting in a fiduciary capacity and will owe fiduciary obligations towards the Company during the period of his employment and for a reasonable period of time following the termination of his employment for any reason.

2.3	Except as described in the following provisions of this Section 2.3, the Executive will faithfully perform those duties and responsibilities and will devote his full working time and use his best efforts to advance the business and welfare of the Company and its subsidiaries in furtherance of the policies established by the Board. The Company acknowledges that the Executive has a continuing short-term obligation, which will be concluded within the next six (6) months, to lncyte corporation related to the US FDA approval of Baricitinib. The Executive, at his discretion, will be permitted to complete his commitment to lncyte and manage his time in connection with that commitment, while faithfully performing his duties and responsibilities to the Company. Except for the above stated commitment to lncyte, the Executive represents and warrants that the Executive is not subject to any constraints which would prevent the Executive from continuing to be employed by the Company and from devoting the Executive’s full time and attention to the affairs of the Company.

2.4	The Executive’s initial reporting location will be at the Company’s offices listed in the preamble, unless otherwise designated by the Board. The Executive will conform to all lawful instructions and directions from time to time given to him by the Board. During the Period of Engagement, except as described in Section 2.3 above, the Executive will not engage in any other employment activities with any other Company or other entity or person for any direct or indirect remuneration without the express written consent of the Board of the Company.

2.5	During the Period of Engagement, Executive shall receive a seat on the Board and shall be entitled to engage in discussion with fellow Board Members and vote on such items as allowed by the corporate documents of the Parent Company, provided however, the Board may preclude Executive from voting on any matter considered a conflict of interest.

3.	COMPENSATION

3.1	Base Fee. During the initial twelve (12) months of the Period of Engagement, the Company shall pay the Executive an starting total base fee salary (the “Base Fee”) at the rate of USD $175,000 per year, less deductions required by law, payable semi-monthly on the 15th and last day of each month or such other schedule as determined by the Board, but no less than semi-monthly. If the Period of Engagement extends beyond twelve (12) months, on not less than an annual basis, the Company shall review the Executive’s Base Fee and make such adjustments commensurate with the progress of the Company in achieving its business objectives.

3.2	Stock Based Compensation. In addition to the Base Fee, the Executive shall be entitled to participate in the Parent Company’s stock option plan, as more particularly described in the Stock Option Grant and related documents. The Executive will receive an initial 632,000 options priced at the market price as of the date of the execution of this Agreement.

3.3	Milestone-Based Bonuses. In the event that Company, under Executive’s leadership, is successful in reaching those certain milestones listed on Exhibit A, Company shall pay Executive bonuses in such amounts as listed on Exhibit A, on or before the dates set forth in such Exhibit A.

4.	BENEFITS

4.1	During the Period of Engagement the Company will offer to the Executive, the right to participate in all benefit programs maintained by the Company that are available to its senior executives. Participation in these benefits will be subject to the terms of the applicable plans. The Company may change these terms from time to time, in which case the Company will advise the Executive of the change(s). Participation in the benefit programs shall terminate on the Executive’s Date of Termination (as defined herein) and the Executive shall not be entitled to any benefits or compensation on account of benefits after his Date of Termination date except as otherwise set out in Sections 7 and 8 herein.

5.	EXPENSES

5.1	The Company will pay or reimburse the Executive for such reasonable travel, entertainment or other business expenses as may be incurred on behalf of the Company during the Period of Engagement in connection with the performance of his duties hereunder, but only to the extent that such expenses were either specifically authorized by the Company or incurred in accordance with policies established by the Board and provided that the Executive shall furnish the Company with such evidence relating to such expenses as the Company may reasonably require to substantiate such expenses for tax purposes. The Company will not reimburse the Executive for any expenses incurred during the periods when the Executive is or was not actively employed.

6.	VACATION

6.1	During the initial twelve (12) months of the Period of Engagement and for each twelve (12) consecutive month period thereafter, the Executive shall be entitled to an annual paid vacation that is not less than an aggregate of fifteen (15) business days per calendar year at a time or times which may be reasonably satisfactory to the Executive and the Board of the Company. Vacation pay is included in the Executive’s Base Fee.

7.	TERMINATION OF ENGAGEMENT

7.1	Circumstances of Termination. Notwithstanding the terms set forth in Section 1 hereof, the Executive’s engagement shall terminate under any of the following circumstances:

(a)	Death. In the event of the Executive’s death.

(b)	Permanent Disability. At the option of the Company, because the Executive becomes physically or mentally incapacitated or disabled so that:

(i)	he is unable to perform for the Company substantially the same services as he performed prior to incurring such incapacity or disability or to devote his full working time or use his best efforts to advance the business and welfare of the Company or otherwise to perform his duties under this Agreement; and

(ii)	such condition exists for an aggregate of six (6) months in any twelve (12) consecutive calendar month period;

the Company, at its option and expense, being entitled to retain a physician reasonably acceptable to the Executive to confirm the existence of such incapacity or disability, and the determination of such physician being binding upon the Company and the Executive (“Permanent Disability”).

(c)	Cause. At the option of the Company upon the occurrence of any action by the Executive as set forth below (“Cause”). Cause shall mean but not be limited to:

(i)	entering a guilty plea or being convicted (without a subsequent pardon) for the following offences:

(A)	a misdemeanor conviction or indictable offense under the laws of Canada or United States;

(B)	a quasi-criminal offence (for example relating to tax, immigration, drugs, firearms, money laundering or securities legislation) of Canada or the United States or any other jurisdiction which has an equivalent offence;

(C)	or a felony under the criminal legislation of Canada or the United States of America, or any state or territory therein or an offence under the criminal legislation of any other jurisdiction which has an equivalent offence;

(ii)	engaging in serious misconduct or gross negligence while carrying out the Executive’s duties under this Agreement, resulting, in either case, in material harm to the condition or reputation of the Company and its subsidiaries (considered on an aggregate basis);

(iii)	the breach of Sections 9.1 to 9.5 of this Agreement;

(iv)	the failure to substantially perform the services to be rendered by the Executive hereunder (except in the event of the Executive’s disability) after receipt of written notice from the Board and a reasonable opportunity (but in no event more than fifteen (15) days after notice was delivered) for the Executive to cure such non-performance; or

(v)	the failure to adhere to, or take affirmative steps to carry out, any legal and proper directive of the Board, after receipt of written notice from the Board and a reasonable opportunity (but in no event more than fifteen (15) days after notice was delivered) to cure such non-adherence or failure to act.

(d)	Not for Cause. At the option of the Board, at any time for any reason other than those referred to above or for no reason at all; whereupon the Company shall become obligated to make only those payments set forth in Section 8.l(d) hereof.

(e)	On Notice. At the option of the Executive on providing to the Company thirty (30) days prior written notice in accordance with Section 7.2.

7.2	Notice of Termination. Any termination of the Executive’s engagement by the Company or the Executive (other than termination pursuant to Section 7.l(a) hereof) shall be communicated by written Notice of Termination in accordance with Section 10.1. For purposes of this Agreement, a “Notice of Termination” shall mean a notice terminating the Executive’s engagement by either party. If a Notice of Termination is given by the Company or the Executive, such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances that provide a basis for termination of the Executive’s engagement under the provision so indicated. For purposes of this Agreement, the “Date of Termination” shall be the date on which the Executive ceases to actively perform services for the Company and shall not include any period in which the Executive is paid or awarded salary in lieu of termination, including any period of notice or severance required by any applicable statute or common law.

8.	PAYMENTS UPON TERMINATION OF ENGAGEMENT

8.1	Payments. The Period of Engagement shall expire as of the Date of Termination.

(a)	If the Company terminates the Executive’s engagement for Cause or if the Executive voluntarily terminated his engagement in accordance with Section 7.l(e), the Company’s obligation to compensate the Executive shall in all respects cease as of the Date of Termination, except that the Company shall pay the Executive the Base Fee accrued under Section 3.1 and the reimbursable expenses incurred under Section 5.1 of this Agreement up to such Date of Termination (the “Accrued Obligations”);

(b)	If the Executive’s engagement is terminated due to the death of the Executive, the Company’s obligation to compensate the Executive shall in all respects cease as of the Date of Termination, except that within thirty (30) days after the Date of Termination the Company shall pay the Executive the Accrued Obligations;

(c)	If the Executive’s engagement is terminated upon the Permanent Disability of the Executive, the Company’s obligation to compensate the Executive shall in all respects cease as of the Date of Termination, except that within thirty {30) days after the Date of Termination the Company shall pay the Executive the Accrued Obligations;

(d)	If the Executive’s engagement is terminated by the Company pursuant to Section 7.l(d), the Company’s obligation to compensate the Executive shall in all respects cease, except that within 30 days after the Date of Termination the Company shall pay the Executive the Accrued Obligations and the Company shall pay to the Executive a lump sum termination fee equal to the then current monthly salary of Executive times the number of complete months that Executive has been employed by the Company up to the Date of Termination ( up to a maximum of 12) divided by two.

(e)	If the Executive’s engagement is terminated by Company prior to reaching any of the milestone bonuses listed on Exhibit A, such milestone shall expire and Executive shall not be entitled to any bonus for reaching same. Should any such milestone be reached prior to the termination of Executive, Company shall pay such bonus no later than the Date of Termination.

(f)	If the Executive’s engagement is terminated pursuant to Section 7.1, any un exercised stock options granted to the Executive will terminate in accordance with the provisions of the Parent Company’s stock option plan and the stock option agreement(s) between the Parent Company and the Executive in connection therewith.

8.2	Release and Satisfaction. The Executive agrees that the payment by the Company of the amounts provided under Section 8.1 hereof will fully satisfy all of his statutory, contractual and common law entitlements for notice, termination pay, severance pay and pay in lieu of notice. With respect to the Executive, the Executive and his respective heirs, successors and assigns, upon payment by the Company of the amounts provided under Section 8.1 hereof and the faithful performance by the Company of all of its other obligations under this Agreement, shall release, relinquish and forever discharge the Company and its subsidiaries, any director, officer, employee, shareholder or agent of the Company and its subsidiaries from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown, arising from the Executive’s hiring, employment or termination of employment. As a condition for making any payments provided under Section 8 hereof, the Company may (but need not) require the Executive to execute a release reconfirming its agreement with the provisions of this Section 8.2.

8.3	Effect on this Agreement. Any termination of the Executive’s engagement and any expiration of the Period of Engagement under this Agreement shall not affect the continuing operation and effect of Sections 8.2, 9.1, 9.2, 9.4,, 9.4, 9.5 and 9.7 hereof, which shall continue in full force and effect with respect to the Company and the Executive, and their respective heirs, successors and assigns. Nothing in Section 8.1 hereof shall be deemed to operate or shall operate as a release, settlement of discharge of any liability to the Company or others from any action or omission by the Executive enumerated in Section 7.l(c) hereof as a possible basis for termination of the Executive’s engagement for Cause.

9.	NON-DISCLOSURE AND NON-SOLICITATION

9.1	Confidential Information.

The Executive agrees to act diligently, loyally and in a trustworthy manner to the best of his knowledge, skill and ability. At all times, the Executive shall act in the best interest of the Company.

The Executive acknowledges and agrees that, in the course of carrying out, performing and fulfilling his duties under this Agreement, the Executive will be acting in a fiduciary capacity and will have access to and will be entrusted with Confidential Information (as defined herein).

The Executive agrees that, during his employment, he must:

1.	use, communicate, copy, transfer or disclose “Confidential Information” only as necessary to fulfil his employment duties unless he has the Board’s prior written permission or as required by law;

2.	refrain from communicating or transferring Confidential Information through an e-mail account or system for sharing electronic records that is not administered by the Company; and

3.	take reasonable steps to protect Confidential Information from unauthorized use, communication, copying, transfer and disclosure by other employees and individuals.

For purposes of this Agreement, the term Confidential Information means information in recorded or unrecorded form that is not generally available to the public and is generated, collected or used in the course of the Company’s current and anticipated business activity, including the Company’s research and development activity.

The Executive understands that Confidential Information does not need to be expressly marked as confidential to be protected under this agreement.

The Executive further understands that Confidential Information includes business and marketing plans, bids and proposals, lists of vendors, lists of suppliers, lists of consultants, plans and specifications, personal information of employees, information about the composition of work teams, purchasing and internal cost information, operating manuals, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, computer software and system information, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, contracts, quantity and specifications of products and services purchased, leased, licensed or received by suppliers, vendors and consultants, confidentiality agreements, letters of intent, specifications of products and services produced, under development or being tested by the Company that is not public information, work product and Intellectual Property (as defined below).

9.2	Confidentiality and Surrender of Records.

The Executive agrees that, after his engagement terminates (irrespective of the circumstances under which the Executive’s engagement is terminated), he must immediately return all Company-owned computer equipment and all correspondence, data, records, memoranda, files, manuals, books, lists, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in the Executive’s possession or under his control or accessible to him which contain any Confidential Information and permanently refrain from using, communicating and disclosing Confidential Information for any reason to any individual or entity, unless such disclosure has been authorized in writing by the Board or is otherwise required by law.

The Executive acknowledges and agrees that all Confidential Information, whether in electronic or physical form, shall be the exclusive property of the Company or the owner thereof during the Period of Engagement and thereafter and constitutes valuable trade secrets of the Company or its owner, which the Company or its owner is entitled to protect.

9.3	Covenant Not to Compete and Non-Solicitation.

The Executive recognizes and acknowledges that, as the President and Chief Executive Officer he will have extensive knowledge of and contact with the Company’s suppliers, vendors, agents and employees. The Executive acknowledges that the Company has a material interest in preserving the relationship it has developed with its vendors, suppliers, agents and employees against impairment by the competitive activities of a former employee, both during the employment relationship and for a reasonable period of time after the cessation of employment.

The Executive further recognizes and acknowledges that by virtue of his position as the President and Chief Executive Officer of the Company he will have access to and will be entrusted with Confidential Information as defined in Section 9.1 above relating to the Company’s operations, confidential business plans, marketing plans and other strategic confidential documents and information. The Executive acknowledges and agrees that he will be in a position to irreparably harm the Company should he (either during employment or following the termination of the Employee’s engagement by the Company) make use of the knowledge and contacts obtained during employment and for a period thereafter to the detriment of the Company.

The Executive further acknowledges and agrees that for a period of one (1) year following termination of his employment with the Company, he shall not, on its own behalf or on behalf of or in connection with any person, directly or indirectly, in any manner whatsoever including, without limitation, or as employee, principal, agent, consultant, director or shareholder attempt to solicit, call upon, divert or take any customers or employees away from the Company, or plan to do any of the foregoing, provided that the foregoing provisions shall not apply if the Executive is terminated in accordance with Section 7.1 (d) prior to the expiration of the first twelve (12) months of the Period of Engagement.

9.4	Non-Disparagement: Litigation Assistance. The Executive and the Company agree that after the Date of Termination neither shall make, or cause to be made, directly or indirectly, any disparaging or derogatory statements about the other or any of their directors, officers, employees, shareholders or agents. The Executive also agrees that after the Date of Termination, he shall, at the request of the Company, render all assistance and perform all lawful acts that the Company considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, principal, customer or vendor of the Company. In the event that the Company requests the Executive’s assistance under this Section 9.4, the Company shall promptly pay or reimburse him for such reasonable travel expenses as he may incur in connection with rendering assistance thereunder.

9.5	Conflict of Interest.

It is a condition of the Executive’s employment that, except as provided in Section 2.3, during the period of the Executive’s employment with the Company, the Executive will not, without the written consent of the Company, hold an ownership position in any business that could be a conflict of interest to the Executive’s role and the information to which the Executive is privy in the exercise of the Executive’s responsibilities with the Company. Should the Executive have such an interest, or uncertainty regarding the appropriateness of any such interest, the Executive shall disclose this information immediately to the Board of the Company for consent record purposes.

9.6	Intellectual Property.

“Intellectual Property” includes all original works of authorship, trademarks, patents, logos, designs, inventions, discoveries, developments, innovations, ideas, business improvements, processes, and compilations of data, whether or not subject to registration or capable of registration, which the Executive may solely or jointly create or conceive of during the time the Executive is employed by the Company, whether or not created or conceived of during normal working hours and whether or not created or conceived of using the Company’s resources.

The Executive agrees to disclose all Intellectual Property to the Company immediately after its conception or creation.

The Executive agrees that the Company owns the entire right, title and interest in all Intellectual Property.

The Executive irrevocably waives the Executive’s Moral Rights in Intellectual Property and transfers and assigns the same to the Company, where “Moral Rights”' means any rights to claim authorship of Intellectual Property, to object to any modification of Intellectual Property, and any similar right that exists under judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right”.

At the Company’s request, whether made during or after the termination of the Executive’s employment, the Executive agrees to execute all documents necessary for the filing of applications for a trademark, patent or any other registration, both Canadian and foreign, which protects the Company’s rights to Intellectual Property.

9.7	Definition of the Company. For purposes of this Section 9, the term the “Company” shall include the Company and any and all of its subsidiaries, ventures or affiliates.

9.8	Enforcement.

(a)	The parties hereto agree and acknowledge that the covenants and agreements contained herein are reasonably necessary in duration and scope to protect the reasonable competitive business interests of the Company;

(b)	The Executive agrees that the covenants and undertakings contained in Section 9 of this Agreement relate to matters which are of a special, unique and extraordinary character and the Company cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches any of these covenants or undertakings. Therefore, the Executive agrees that the Company shall be entitled, as a matter of course, without the need to prove irreparable injury, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by the Executive and such other persons as the court shall order; and

(c)	Rights and remedies provided for in this Agreement are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law.

10.	MISCELLANEOUS

10.1	Notice. Any notice required or permitted to be given hereunder shall be given in writing and shall be deemed sufficiently given if sent by recognized overnight courier services or via facsimile transmission addressed to the addressee at his or its address last provided to the sender in writing by the addressee for purposes of receiving notice hereunder or, unless or until such address shall be so furnished, to the address indicated opposite his or its signature to this Agreement. For purposes of this Agreement, notice sent in conformity with this Section 10.1 shall be deemed to have been received on the date of delivery if delivered by courier service or the date of transmission if sent by facsimile unless transmitted or delivered after business hours at the delivery location, in which case notice will be deemed to have been received on the next business day.

10.2	Modification and No Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any waiver under this Section 10.2.

10.3	Severability. In the event that in any legal proceedings it is determined that any section, subsection, paragraph or sub-paragraph of this Agreement is invalid or unenforceable, the section, subsection, paragraph or sub-paragraph will be deemed to be severed from the remainder of this Agreement for the purpose only of the particular proceeding. This Agreement will, in every other respect, continue in force and effect.

10.4	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia, and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.

10.5	Counterparts. This Agreement may be executed in one or more counterparts and delivered by facsimile or other means of electronic transmission, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

10.6	Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

10.7	Entire Agreement. The Executive acknowledges and agrees that the Company has not in any way induced the Executive to accept employment with the Company and that this Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements.

10.8	Further Assurances. The parties shall execute all other documents and do all farther things as may be necessary to carry out and give effect to the intent of this Agreement.

10.9	Enurement. This Agreement shall endure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

10.10	Assignment. The rights of the Company under this Agreement may, without the consent of the Executive, be assigned by the Company to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or material portions of the stock, assets or the business of the Company.

10.11	Non-Transferability of Interest. In the absence of consent by the Company, which shall not be unreasonably withheld, none of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable. Any attempted assignment, transfer, conveyance, or other disposition of any interest in the rights of the Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

10.12	Company Policies. The Executive agrees to abide by all Company policies as a term and condition of his employment and further acknowledges and agrees that the Company may change, alter, amend or revoke said policies from time to time.

10.13	Independent Advice. The Executive has read and understood this Agreement, has been advised by the Company to seek independent legal advice, and has been given the opportunity to seek and obtain such advice before signing this agreement.

10.14	Dispute Resolution.

(a)	The parties agree that any dispute arising under the terms of this Agreement shall be resolved in accordance with the following provisions. The parties intend that the provisions of Section 10.14 of this Agreement be valid, enforceable and irrevocable.

(b)	The parties agree to utilize all reasonable efforts to resolve any dispute arising after execution of this Agreement promptly and in an amiable manner by negotiation between the parties. In the event that the parties are unable to resolve the dispute informally, either party shall provide written notice to the other asking that a meeting take place to attempt to resolve the dispute within fourteen (14) days of the date of the written notice. A representative of each party with authority to resolve the dispute shall meet.

(c)	If the dispute cannot be resolved by the meeting as described in subsection (b) 1 above, either party may refer the dispute to mediation. The parties will attempt to agree to a mediator with expertise in employment law matters. In the event that the parties are unable to agree to a mediator, either party may apply for a mediator to be appointed by the ADR Institute of Canada”) and the cost of the mediator shall be borne equally by the parties.

10.15	Arbitration. Should mediation, as contemplated in subsection 10.14(c) above fail to resolve the dispute between the parties within fifteen (15) days after the parties have completed mediation, the dispute shall be determined by binding arbitration conducted in the City of Toronto, Ontario, in accordance with the applicable rules and provision of the Arbitration Act, 1991, S.O. 1991, c. 17, that is in effect at the time that the arbitration is commenced, and a party to this Agreement seeking arbitration of a dispute shall notify the other party by notice in writing, which shall set out reasonable particulars of the dispute.

(a)	The arbitration of the dispute shall proceed before a single arbitrator who shall be appointed by agreement of the parties provided that, if the parties cannot agree, the arbitrator shall be appointed by a judge of a court of competent jurisdiction located in the City of Toronto, Ontario. The arbitrator appointed or agreed to must be: (i) an individual admitted to practice as a lawyer in the Province of Ontario in good standing with the Bar Association of the Province; and (ii) a person who is independent to each of the parties to this Agreement with experience in arbitrating matters similar to the dispute in question.

(b)	The arbitrator shall provide a written decision that sets out in reasonable detail the basis for his decision following the conclusion of the arbitration without delay. A copy of the arbitrator’s decision shall be provided to each party to the arbitration. If a party fails to appear at any duly noticed and initiated arbitration proceeding, an award may be entered against that party notwithstanding such party’s failure to appear.

(c)	To the fullest extent permitted by applicable law:

(i)	any controversy concerning whether a dispute is an arbitrable matter or as to the interpretation or enforceability of 10.14 of this Agreement shall be determined by the arbitrator; and

(ii)	any award rendered by the arbitrator shall be final, conclusive and binding (clerical errors and omissions and fraud only excepted} and judgment may be entered on any final and unappealable arbitration award by any provincial or federal court of competent jurisdiction.

(d)

Arbitration. All disputes, disagreements, causes of action, or claims that are in any way related to or arise out of (a) this or any other employment agreement between Company and Executive or the validity or interpretation of this or any other such employment agreement, (b) the rights of the parties or the performance of duties under this or any other such employment agreement, (c) the negotiations leading up to this or any other such employment agreement or any prior or future agreements or understandings related to this or any other such employment agreement, (d) any claimed representations or warranties that are incident to this or any other such employment agreement or that were made or given during the course of performance of all arbitration proceedings, as well as the fact of their occurrence, shall be kept confidential by all of the parties and may only be disclosed to their personal representatives, their legal and other professional advisors and their services providers and others who have a legitimate “need-to-know” or as required by law or as it necessary to confirm, correct, vacate or enforce the award. In the event of a breach of the preceding sentence, the arbitrator is authorized to assess damages and each of the parties to this Agreement consents to the expansion of the scope of arbitration for this purpose. The initiation of an arbitration under Section 10.14 of this Agreement shall not relieve either party from the performance of its obligations under this Agreement and nothing in Section 10.14 of this Agreement shall preclude a party from instituting legal action seeking relief in the nature of a restraining order, an injunction, or the like in order to protect its rights pending the outcome of an arbitration. The arbitrator shall have authority to grant injunctive relief, award specific performance and impose sanctions upon any party to the arbitration; provided that, no party to the arbitration may seek, and the arbitrator shall not award, consequential, punitive or exemplary damages. All fees and costs of the arbitration shall be allocated among the parties as determined the arbitrator, acting reasonably.

IN WITNESS WHEREOF, this Agreement has been duly executed on this 12th day of October, 2016.

BRIACELL THERAPEUTICS CORP. (THE COMPANY)

Per:
Dr. Saeid Babaei, Chairman
I have authority to bind the Company

Dr. WILLIAM V. WILLIAMS (THE EXECUTIVE)

Per:
Dr. William V. Williams

SCHEDULE “A”

1.	Provide executive leadership to maximally position the Company at the forefront of the biotechnology immunotherapy industry, reporting directly to the Board.

2.	Develop a strategic plan to advance the Company’s mission and objectives and to advance the Company’s intellectual properties.

3.	Oversee the Company’s operations and staffing to ensure a cohesive organization.

4.	Liaise with counsel and investment bankers to oversee legal and financial operations.

5.	Identify, develop and execute financing, acquisition and merger opportunities for the Company and/or Parent Company.

6.	Promote the Company through marketing activities including representing the Company at conferences, as well as other investor relations activities.

MILESTONES AND MILESTONE BONUSES

Milestone-Based Bonuses*

a)	Complete enrollment of Patient No. 9 no later than June 30, 2017. Bonus to Executive of $7,500.

b)	Complete pre-clinical combination studies of BriaVax (or a suitable equivalent animal cell line) and a checkpoint inhibitor or any other agent by September 4, 2017 OR starting a second clinical study in combination with a checkpoint inhibitor or any other agent by September 4, 2017. Bonus to Executive of $7,500.

c)	Increase share price to no less than $0.65 per share for no less than 30 consecutive market days by the end of September 2017. Bonus to Executive of $15,000

d)	Complete and close a new capital raise of no less than $10,000,000 USD at not less than $0.65 per share by the end of September 2017. Bonus to Executive of $20,000.

*	Bonuses will be paid within 30 days of achieving a given milestone.